UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2012

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 26, 2012, The New York Times Company, a New York corporation (the “Company”), entered into a stock purchase agreement (the “Agreement”) with IAC/InterActiveCorp, a Delaware corporation (the “Purchaser”), pursuant to which the Company agreed to sell the Company’s About Group, consisting of About.com, ConsumerSearch.com, CalorieCount.com and related businesses, to the Purchaser. As consideration for the acquisition of the equity of the About Group, the Purchaser will pay to the Company $300 million in cash. The obligations of the Company and the Purchaser to consummate the transaction contemplated by the Agreement are subject to regulatory approval and other customary closing conditions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 2.1 hereto, which is incorporated herein by reference.

The transaction is expected to close in the next several weeks and the Company expects to record an after-tax gain on the sale in the quarter in which the closing occurs.

Except for the historical information contained herein, the matters discussed in this Form 8-K are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include risks detailed from time to time in the Company’s publicly filed documents, including its annual report on Form 10-K for the year ended December 25, 2011. The Company undertakes no obligations to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
Exhibit 2.1	Stock Purchase Agreement, dated as of August 26, 2012, between The New York Times Company and IAC/InterActiveCorp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: August 29, 2012	By:	/s/ Kenneth A. Richieri Kenneth A. Richieri

Senior Vice President and General Counsel

Exhibit Index

Exhibit Number	Description
Exhibit 2.1	Stock Purchase Agreement, dated as of August 26, 2012, between The New York Times Company and IAC/InterActiveCorp